EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2020 First Quarter Results

STAMFORD, Conn., Feb. 03, 2020 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2020 first quarter, the three month period ended December 31, 2019.

For the fiscal 2020 first quarter, Star reported a 4.9 percent decrease in total revenue to $508.9 million compared with revenue of $535.0 million in the prior-year period, primarily due to a 4.3 percent decline in total volume sold as well as lower wholesale per-gallon product costs.

The volume of home heating oil and propane sold during the fiscal 2020 first quarter decreased by 6.2 million gallons, or 5.5 percent, to 107.1 million gallons, as the additional volume provided by acquisitions was more than offset by warmer temperatures, net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2020 first quarter were 2.4 percent warmer than during the fiscal 2019 first quarter and 2.3 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased by $25.4 million, to $27.8 million, largely due to a non-cash favorable change in the fair value of derivative instruments of $37.5 million. During the first quarter of fiscal 2020, a non-cash gain of $6.4 million was recorded as product costs increased; conversely, during the first quarter of fiscal 2019, a non-cash charge of $31.1 million was recorded as product costs declined.

Adjusted EBITDA increased by $0.2 million, or 0.5 percent, to $45.1 million. While acquisitions provided $2.8 million of Adjusted EBITDA, Adjusted EBITDA in the base business declined by $2.6 million as the impact of lower volume sold – reflecting net customer attrition and slightly warmer weather – and a $1.1 million increase in the amount due under the Company’s weather hedge program more than offset a slight increase in home heating oil and propane per gallon margins and lower operating expenses. During the weather hedge period (November 1-December 31, 2019), colder temperatures necessitated a charge of $3.0 million, even though temperatures for the entire first quarter were 2.4% warmer year-over-year due to October 2019 being more than 30% warmer than October 2018. However, warmer temperatures in January, 2020 have resulted in a complete reversal of this charge under the guidelines of the weather hedge.

“Fiscal 2020 has already brought with it some interesting weather trends, challenges, and opportunities for the Company,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “While November and December were cold enough to necessitate a charge against our weather hedge contract, the warmer temperatures for the entire quarter resulted in lower demand. However, we continued our focus on increasing operating efficiency and customer retention. I’m proud of the many steps taken over the past year to improve service and reduce costs, which resulted in $12.3 million of lower operating expenses in the base business – a huge accomplishment for the Company. At the same time, we completed one small acquisition that brought with it approximately one million gallons of annualized volume, and we are assessing other potential transactions that may be attractive to the Company. While January started off warmer than last year, we remain prepared for normal, fluctuating weather patterns as we proceed through the rest of the heating season.”

As noted previously, on December 4, 2019 the Company entered into a fifth amended and restated revolving credit facility agreement with a bank syndicate that enables the Company to borrow up to $300 million ($450 million during the heating season) on a revolving line of credit and provides for a $130 million five-year senior secured term loan, up from $100 million prior to the fifth amendment. Proceeds from the new term loan were used to repay the outstanding balance of the existing term loan of $90 million and $40 million of the revolving credit facility. The new credit facility allows for greater financial flexibility, particularly with regard to potential acquisitions.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, net other income, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental analytical tools by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, February 4, 2020. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service energy provider specializing in the sale of home heating oil and propane to residential and commercial customers primarily within the Northeast, Central and Southeast United States. The Company also sells gasoline and diesel fuel as well as installs, maintains, and repairs various heating and air conditioning equipment; to a lesser extent, it provides these ancillary services outside its product customer base, including service contracts for natural gas and other heating systems. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including climate change, environmental, health and safety regulations; the ability to attract and retain employees; customer credit worthiness; counterparty credit worthiness; potential cyber-attacks; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10- K (the "Form 10-K") for the fiscal year ended September 30, 2019. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2019	2019
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,542	$4,899
Receivables, net of allowance of $8,499 and $8,378, respectively	205,038	120,245
Inventories	80,261	64,788
Fair asset value of derivative instruments	1,247	—
Prepaid expenses and other current assets	38,909	36,898
Total current assets	339,997	226,830
Property and equipment, net	96,512	98,239
Operating lease right-of-use assets	103,492	—
Goodwill	244,574	244,574
Intangibles, net	103,537	107,688
Restricted cash	250	250
Captive insurance collateral	62,703	58,490
Deferred charges and other assets, net	18,083	16,635
Total assets	$969,148	$752,706
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$47,302	$33,973
Revolving credit facility borrowings	112,688	24,000
Fair liability value of derivative instruments	1,893	8,262
Current maturities of long-term debt	9,750	9,000
Current portion of operating lease liabilities	20,202	—
Accrued expenses and other current liabilities	132,837	120,839
Unearned service contract revenue	70,087	61,213
Customer credit balances	52,766	68,270
Total current liabilities	447,525	325,557
Long-term debt	119,525	120,447
Long-term operating lease liabilities	88,707	—
Deferred tax liabilities, net	21,655	20,116
Other long-term liabilities	20,838	25,746
Partners’ capital
Common unitholders	289,268	279,709
General partner	(1,991)	(1,968)
Accumulated other comprehensive loss, net of taxes	(16,379)	(16,901)
Total partners’ capital	270,898	260,840
Total liabilities and partners’ capital	$969,148	$752,706

STAR GROUP, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2019	2018
Sales:
Product	$432,688	$458,707
Installations and services	76,257	76,320
Total sales	508,945	535,027
Cost and expenses:
Cost of product	287,673	306,226
Cost of installations and services	73,669	74,317
(Increase) decrease in the fair value of derivative instruments	(6,417)	31,039
Delivery and branch expenses	96,726	102,673
Depreciation and amortization expenses	9,050	7,745
General and administrative expenses	6,506	7,815
Finance charge income	(713)	(851)
Operating income	42,451	6,063
Interest expense, net	(2,679)	(2,516)
Amortization of debt issuance costs	(235)	(259)
Income before income taxes	39,537	3,288
Income tax expense	11,782	973
Net income	$27,755	$2,315
General Partner’s interest in net income	192	15
Limited Partners’ interest in net income	$27,563	$2,300

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.58	$0.04
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.09	—
Basic and diluted income per Limited Partner Unit:	$0.49	$0.04

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	47,266	52,905

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended December 31,
(in thousands)	2019	2018
Net income	$27,755	$2,315
Plus:
Income tax expense	11,782	973
Amortization of debt issuance cost	235	259
Interest expense, net	2,679	2,516
Depreciation and amortization	9,050	7,745
EBITDA	51,501	13,808
(Increase) / decrease in the fair value of derivative instruments	(6,417)	31,039
Adjusted EBITDA	45,084	44,847
Add / (subtract)
Income tax expense	(11,782)	(973)
Interest expense, net	(2,679)	(2,516)
Provision for losses on accounts receivable	1,010	1,529
Increase in accounts receivables	(85,745)	(95,743)
Increase in inventories	(15,427)	(20,187)
Decrease in customer credit balances	(15,898)	(14,120)
Change in deferred taxes	1,336	(616)
Change in other operating assets and liabilities	32,510	24,888
Net cash used in operating activities	$(51,591)	$(62,891)
Net cash used in investing activities	$(7,663)	$(8,112)
Net cash provided by financing activities	$68,897	$80,261

Home heating oil and propane gallons sold	107,100	113,300
Other petroleum products	41,400	41,900
Total all products	148,500	155,200

CONTACT:
Star Group, L.P. Investor Relations 203/328-7310	Chris Witty Darrow Associates 646/438-9385 or cwitty@darrowir.com